QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Organization
Cactus Multimedia I, Inc.	Delaware
Gold Phoenix Associates Limited	British Virgin Islands
Ai Wei Information Technology Corporation Limited	Beijing, People's Republic of China

QuickLinks

LIST OF SUBSIDIARIES